Exhibit 10.50

January 29, 2010

Mr. Ray Kolls
13809 Tributary Court,
Davidson, NC 28036

Dear Ray:

Reference is made to your Amended and Restated Employment Agreement with Orthofix Inc. (the “Company”), dated December 6, 2007 (the “Agreement”).  As you and the Company previously agreed and determined on November 3, 2009, you will cease to serve as an officer and employee of the Company as of the close of business on March 31, 2010 (the “Separation Date”).  This letter serves to memorialize the terms that you and the Company have previously agreed regarding your cessation of employment on the Separation Date.  All terms described herein are subject to you continuing to work for the Company until the Separation Date.  In the event that you voluntarily leave the employ of the Company prior to the Separation Date, the agreements described in this letter shall be null and void and your resignation from the Company shall be treated in accordance with the terms of the Agreement.

As agreed, your cessation of employment on the Separation Date shall be treated as a termination without “Cause” pursuant to Section 4.5 of the Agreement, and this letter shall serve as a “Notice of Termination” by the Company as defined under Section 4.8 of the Agreement.  Until the Separation Date, you will be paid your regular salary, the Agreement will remain in effect, and you will continue to serve as an employee of the Company (as well as in your capacity as Senior Vice President, General Counsel and Corporate Secretary of the Company and Orthofix International N.V.), all as required by and set forth in the Agreement.

As provided in your Agreement, this termination on the Separation Date entitles you to the following on or after the Separation Date:

•	A cash severance payment in an amount equal to the “Base Amount” as defined in the Agreement, as set forth in Section 5.1(b) of the Agreement (the “Severance Payment”);

•
The ability to continue certain welfare benefit plans until the earlier of the date that is twelve (12) months following the Separation Date (the “One Year Anniversary Date”) or the date that you secure coverage from new employment (the “New Coverage Date”), as set forth in Section 5.1(d) of the Agreement; and

•	Accelerated vesting of your stock options and an extended post-termination exercise period as set forth in Section 5.1(c) of the Agreement.

In addition, you and the Company agree that notwithstanding anything to the contrary in the Agreement, and in consideration of the mutual agreements being made pursuant to this letter, (i) prior to the Separation Date, you will receive your bonus for the 2009 calendar year (which we expect to be approximately $145,000), payable in the ordinary course at the same time bonuses are paid to other executives of the Company, (ii) “Base Amount” for purposes of calculating the Severance Amount described above shall equal $435,000, (iii) you will not be entitled to a pro rata bonus payment for the 2010 calendar year, and (iv) your right to receive reimbursement of outplacement services, as set forth in Section 5.1(e) of the Agreement, shall be reduced from $25,000 to $13,000.

Notwithstanding the foregoing and the terms of Section 5.1(d) of the Agreement, the Company hereby agrees that, to the extent you have not secured health coverage from new employment by the One Year Anniversary Date, the Company will permit you to continue to receive, and shall pay the cost of, COBRA health coverage under the Company’s health plan following the One Year Anniversary Date until the earlier of (a) the date that is eighteen (18) months following the Separation Date (the “Eighteen Month Anniversary Date”) or (b) the New Coverage Date, provided, however, that you and your eligible dependents must continue to make any required co-payments, deductibles, premium sharing or other cost-splitting arrangements you were otherwise paying immediately prior to the Separation Date and nothing herein shall require the Company to be responsible for such items.  In addition, notwithstanding the terms of Section 5.1(d) of the Agreement, the Company hereby agrees that, to the extent you have not secured health coverage from new employment by the Eighteen Month Anniversary Date (at which time you will no longer be eligible to receive COBRA health coverage under the Company’s health plan), the Company shall, until the earlier of the New Coverage Date or the date that is two (2) years following the Separation Date, reimburse you for the lesser of (x) your out-of-pocket monthly cost to obtain substantially similar health coverage from a third party provider or (y) $2,000 per month.

In consideration for the additional consideration and benefits being provided to you by the Company as described in this letter (including in the preceding paragraph), you, the Company, and Orthofix International N.V. each hereby agree that, if you continue to work for the Company until the Separation Date, then notwithstanding the terms of Section 5.1(c) of the Agreement and the terms of your stock option award agreements, each of your Orthofix International N.V. stock options (which in such event will become vested in full on March 31, 2010 to the extent not already vested) shall expire, and shall no longer be exercisable, on the earlier of (i) March 31, 2015 or (ii) the date that such stock option would otherwise have expired by its original terms had your employment not terminated.

Following your Separation Date, upon the Company’s reasonable request and your future willingness to provide such services, you may provide consulting services to the Company to advise on certain litigation-related matters.  The Company will reimburse you at the rate of $300 per hour for such consulting services, plus any reasonable and documented travel-related or other out-of-pocket expenses (which shall not exceed $1,500 without the prior written consent of the Company) you incur.  In addition, the Company shall agree to indemnify you in connection with the rendering of such consulting services pursuant to a customary indemnification agreement in a form acceptable to you and the Company.

We understand you desire to avoid the imposition of tax under Section 409A of the Internal Revenue Code, as amended (the “Code”).  As such, you are required to wait six months and one day from the Separation Date (the “Payment Date”) to receive the Severance Payment.  In addition, as required by Section 5.1(e) of the Agreement, if you desire to continue welfare coverage in any plan other than medical or dental, you must pay the full cost of continuation of such benefits until the Payment Date, at which time the Company will reimburse you for the difference between the full cost and the costs you were paying for such coverage prior to the Separation Date.  You also understand that your receipt of the Severance Payment and other benefits under the Agreement are contingent on your signing (and not revoking) a release in the form attached hereto as Exhibit A on or after the Separation Date (the “Release”).  We will pay you the Severance Payment on the Payment Date only if prior to the Payment Date you have signed and returned to the Company the Release and the applicable revocation period has expired.  We will have no obligation to pay you the Severance Payment or provide you the other benefits if you do not sign the Release by the Payment Date and if the applicable revocation period has not expired by the Payment Date.  The payments described in this letter (the “Payments”) are intended by you and the Company to comply with Section 409A of the Code, and the guidance and Treasury Regulations issued thereunder to the extent applicable thereto, and this letter will be interpreted and construed consistent with this intent.  Notwithstanding the foregoing, the Company will not be required to assume any increased economic burden in connection with the Payments.  The Company does not represent or warrant that the Payments will comply with Section 409A of the Code or any other provision of federal, state, or local law.  Neither the Company, nor any parent or affiliate, nor its or their respective directors, officers, employees or advisers (collectively, the “Parent Group”) will be liable to you (or to any other individual claiming a benefit through you) for any tax, interest, or penalties you might owe as a result of the Payments, and no member of the Parent Group shall have any obligation to indemnify or otherwise protect you from the obligation to pay any taxes pursuant to Section 409A of the Code.

At this time, we also would remind you of your non-competition, non-solicitation, confidentiality and other obligations under the Agreement.  For the avoidance of doubt, nothing in this letter limits or alters your post-termination obligations to the Company and its affiliates under Section 6 of the Agreement or otherwise, all of which will remain in effect in accordance with the Agreement following the date hereof and the Separation Date.

The Company hereby agrees that it will pay up to $10,000 (which amount includes bills already reimbursed by the Company and/or Orthofix International N.V. on this matter) in reasonable, documented legal fees and expenses of your counsel in connection with your review of this letter (including the consulting arrangement contemplated above and any related ancillary agreements).

Please indicate your agreement and acknowledgment to the above by signing where indicated below and returning a copy to me.  Your signature below will also constitute resignation by you, as of the Separation Date, from all officer and director positions with the Company or any of its parents or affiliates, as required by the Agreement.

Sincerely,

Orthofix Inc.

/s/ Alan W. Milinazzo
Alan W. Milinazzo
President and Chief Executive Officer

Acknowledged and Accepted:

/s/ Raymond C. Kolls
Raymond C. Kolls
Dated: January 29, 2010

cc: Thomas P. Desmond at Vedder, Price, Kaufman & Kammholz, P.C.

EXHIBIT A

RELEASE

In exchange for the consideration set forth in the Amended and Restated Employment Agreement, dated as of December 6, 2007, by and among Orthofix Inc. (the “Company”) and myself (the “Employment Agreement”), as amended and supplemented by that certain letter agreement between the Company and myself dated January 29, 2010 (the “Letter Agreement”), the respective terms of which are incorporated herein by reference, I, Raymond C. Kolls, am entering into this Release Agreement (this “Release”) for good and valuable consideration as required by the Employment Agreement, and agree as follows:

1.           GENERAL RELEASE.

(a)           On behalf of myself, my heirs, executors, successors and assigns, I irrevocably and unconditionally release, waive and forever discharge the Company, its members, divisions, subsidiaries, affiliates and related companies, including the Company Group (as defined below), or any member of the Company Group, and their present and former agents, employees, officers, directors, attorneys, stockholders, plan fiduciaries, successors and assigns (collectively, the “Releasees”), from any and all claims, demands, actions, causes of action, costs, fees and all liability whatsoever, whether known or unknown, fixed or contingent, suspected or unsuspected (collectively, “Claims”), which I had, have, or may have against Releasees relating to or arising out of my employment by or separation from the Company and its direct and indirect subsidiaries and parents (collectively, the “Company Group”), up to and including the date of execution of this Release, other than my right to receive the Severance Payment and other benefits and consideration described in the Letter Agreement.  This Release includes, without limitation: (i) claims at law or equity or sounding in contract (express or implied) or tort, including but not limited to claims under the Employment Agreement; (ii) claims arising under any federal, state or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran or military status, sexual orientation or any other form of discrimination, harassment or retaliation (including, without limitation, the Civil Rights Act of 1866, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1991, the Rehabilitation Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act, the Employee Polygraph Protection Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Unruh Civil Rights Act, or any other federal, state or local laws, regulations and ordinances governing discrimination, harassment or retaliation in employment; and the right to bring demands, complaints, causes of action, and claims under any other federal, state, local or common law, statute, regulation or decision); (iii) claims arising under the Employee Retirement Income Security Act; or (iv) any other statutory or common law claims related to my employment with the Company or my separation from the Company.  I further covenant not to sue any of the Releasees with respect to any matters released hereby.

(b)           This Release does not include a release of any rights and claims to any benefits to which I might be entitled under the terms of any employee benefit plan maintained by the Company, or any member of the Company Group, in which I am a participant.  This release also does not include a release or waiver of any rights or claims I have, or might subsequently have (i) under the Indemnity Agreement between Orthofix International, N.V. and me or (ii) in my capacity as a stockholder of Orthofix International N.V.  In addition, this Release shall not release the Company from its continuing obligation to honor the terms of the Employment Agreement and the Letter Agreement.  However, this Release shall remain in full force and effect regardless of any claim by me that the Company failed to honor the terms of the Employment Agreement or the Letter Agreement.  In the event of any such dispute, my sole remedy against the Company shall be to enforce the terms of the Employment Agreement and the Letter Agreement. I am also not waiving, and nothing in this Release is intended to waive, any right to coverage under any directors and officers insurance coverage, if any, or any employed lawyers insurance coverage provided by the Company, the Company Group, or any member of the Company Group, to which I might be entitled.  I am also not waiving, and nothing in this Release is intended to waive any claims I may have for unemployment insurance or workers’ compensation benefits, state disability compensation, claims for any vested benefits under any Company-sponsored benefit plan, or any claims that, as a matter of law, may not be released by private agreement.  I am also not waiving, and nothing in this Release is intended to waive, any claims relating to the validity or enforceability of this Release; or any non-waivable right to file a charge with the United States Equal Employment Opportunity Commission (the “EEOC”) or the National Labor Relations Board (“NLRB”); provided, however, that I shall not be entitled to recover any monetary damages or to non-monetary relief if the EEOC or NLRB were to pursue any claims relating to my employment with the Company.

EXCEPT AS OUTLINED ABOVE, THIS MEANS THAT, BY SIGNING THIS AGREEMENT, I WILL WAIVE ANY RIGHT I MAY HAVE HAD TO PURSUE OR BRING A LAWSUIT OR MAKE ANY LEGAL CLAIM AGAINST THE COMPANY OR THE RELEASEES THAT IN ANY WAY ARISES FROM OR RELATES TO MY EMPLOYMENT OR THE TERMINATION OF THAT EMPLOYMENT, UP TO AND INCLUDING THE DATE OF THE EXECUTION OF THIS AGREEMENT.

(c)           I acknowledge that different or additional facts may be discovered in addition to what I now know or believe to be true with respect to the matters herein released, and I agree that this Release shall be and remain in effect in all respects as a complete and final release of the matters released, notwithstanding any such different or additional facts.  I represent and warrant that I have not previously filed or joined in any claims against the Company or any of the Releasees, that I have not given or sold any portion of any claims released herein to anyone else, and that I will indemnify and hold harmless the Releasees from all liabilities, claims, demands, costs, expenses and/or attorneys' fees incurred as a result of any such assignment or transfer.

(d)           I acknowledge that I have been given an opportunity of twenty-one (21) days to consider this Release, but I may voluntarily waive that period by signing it earlier, and I acknowledge that I am being advised herein to consult with legal counsel of my own choosing prior to executing this Release.  I understand that for a period ending at the end of the seventh calendar day following my execution of this Release (“Revocation Period”), I shall have the right to revoke this Release by delivering a written notice of revocation to Robert S. Vaters, Orthofix Inc., Chief Financial Officer, 800 Boylston Street, 15th Floor, The PRU Tower, Boston, MA 02199 no later than the end of the seventh calendar day after I sign this Agreement.  I understand and agree that this Release will not be effective and enforceable until after the Revocation Period expires without revocation, and if I elect to exercise this revocation right, this Release shall be voided in its entirety, and the Company shall be relieved of all obligations under this Release and certain or all obligations under the Employment Agreement and the Letter Agreement as provided respectively therein.  This Release shall be effective on the eighth calendar day after it is executed by me (“Effective Date”) provided it has not been previously revoked as provided herein.

2.           I agree to keep this Release and its terms completely confidential; however, I may disclose the terms of this Release to my spouse, accountants, tax advisors, attorneys, or as otherwise required by law.  I agree not to disclose, publish or use any confidential information of the Company Group, except as the Company directs or authorizes unless required by law to do so.  I also agree that I will take all reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of confidential information of the Company Group, and I will immediately notify the Company in the event of any unauthorized use or disclosure of the Company Group’s confidential information of which I become aware.  I agree that the obligations set forth in this paragraph do not supersede, but are in addition to, any previous confidentiality obligations, including those under the Employment Agreement.  The confidentiality provisions set forth in this Release and the Employment Agreement are contractual and their terms are material to this Release.

3.           I agree that I have not made and shall not make, publicly or privately, any critical or negative comments to the media or any significant critical or negative comments to any other person (including future or prospective employees) regarding any of the Releasees.

4.           I understand it is my choice whether or not to enter into this Release and that my decision to do so is voluntary and is made knowingly.

5.           I represent and acknowledge that in executing this Release, I do not rely, and have not relied, on any communications, statements, inducements or representations, oral or written, by any of the Releasees, except as expressly contained in this Release.

6.           I also represent and warrant that, as of the date hereof, I have delivered to the Company all documents and materials in my possession or control that are required to be returned to the Company under Section 6.5 of the Employment Agreement.

7.           The Company and I agree that this Release shall be binding on us and our heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of our heirs, administrators, representatives, executors, successors and assigns.

8.           This Release shall be interpreted under and governed by the laws of the State of North Carolina.  The Company and I agree that the language of this Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either party.

9           The Company and I agree that should that any provision of this Release be determined to be illegal or invalid, the validity of the remaining provisions will not be affected and any illegal or invalid provision will be deemed not to be a part of this Release.

10.         The Company and I agree that this Release may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same instrument.

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Please read carefully as this document includes a General Release of claims.

As evidenced by my signature below, I certify that I have read the above Release and agree to its terms.

/s/ Raymond C. Kolls
Raymond C. Kolls

Date:	January 29, 2010

Accepted and Acknowledged:
ORTHOFIX INC.
By:	/s/ Alan W. Milinazzo

Title:	President and Chief Executive Officer

Date:	January 29, 2010

SIGNATURE PAGE TO KOLLS RELEASE AGREEMENT